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                                                                     EXHIBIT 4.3

                          STOCK RESTRICTION AGREEMENT

   AGREEMENT, dated as of __________, by and between SeaChange Technology, Inc., a Delaware corporation (the "Company") and __________ (the "Stockholder").

   WHEREAS, the Stockholder is purchasing on the date hereof an aggregate of _____ shares of common stock, $.01 par value, of the Company (the "Common Stock");

   WHEREAS, the Company desires to place certain restrictions on the disposition of shares of Common Stock held by the Stockholder and the parties are willing to execute this Agreement and to be bound by the provisions hereof;

   NOW, THEREFORE, in consideration of the foregoing, the agreements set forth below, and the parties' desire to provide for continuity of ownership of the Company to further the interests of the Company and its present and future stockholders, the parties hereby agree with each other as follows:

   1.  Certain Defined Terms.  As used in this Agreement, the following terms
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have the following meanings:

       (a) "Stock" means all shares of Common Stock, and all other securities of the Company that may be issued in exchange for or in respect of shares of Common Stock (whether by way of stock split, stock dividend, combination, reclassification, reorganization, or any other means).

       (b) "Shares" means all shares of Stock now owned or hereafter acquired by the Stockholder.

   2.  Prohibited Transfers.  The Stockholder shall not sell, assign, transfer,
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pledge, hypothecate, mortgage, encumber or dispose of all or any of his or her
Shares except Vested Shares (as defined in Section 3(a)) (x) to the Company or
(y) as expressly provided in this Agreement. Notwithstanding the foregoing, the Stockholder may transfer all or any of his or her Shares (a) by way of gift to any member of his family or to any trust for the benefit of any such family member or the Stockholder, provided that any such transferee shall agree in writing with the Company, as a condition precedent to such transfer, to be bound by all of the provisions of this Agreement to the same extent as if such transferee were the Stockholder or (b) by will or the laws of descent and distribution, in which event each such transferee shall be bound by all of the provisions of this Agreement to the same extent as if such transferee were the Stockholder. As used herein, the word "family" shall include any spouse, lineal ancestor or descendant, brother or sister.
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   3.  Option of Company Upon Termination of Employment or Other Event: Vesting.
       ------------------------------------------------------------------------

       (a) If the Stockholder has served the Company or any of its subsidiaries in the capacity of an employee, officer, director or consultant (such service is described herein as maintaining or being involved in a "Business Relationship" with the Company) continuously from the date hereof through and including the following dates, the following percentage of the Shares shall be deemed "Vested Shares":


     One year but less than                   -    20%
     two years from _____

     Two years but less than                  -    an additional
     three years from _____                        20%

     Three years but less than                -    an additional
     four years from _____                         20%

     Four years but less than                 -    an additional
     five years from _____                         20%

     Five years or more                       -    an additional
     from _____                                    20%

       (b) Upon the occurrence of one or more of the following events, the Company may, within 120 days from the date of such event or events (the "Repurchase Period"), require the Stockholder to sell his or her Shares to the Company:

            (i) the Stockholder shall for any reason, including, without limitation, death, disability or involuntary removal with or without cause, cease to maintain a Business Relationship with the Company;

            (ii) the Stockholder shall be declared bankrupt, file a voluntary petition under any bankruptcy or insolvency law, become subject to an involuntary petition under any bankruptcy or insolvency law which petition is not dismissed within thirty (30) days of its date, petition for the appointment of a receiver or assignment of his or her Shares for the benefit of creditors, or become subject to such a petition or assignment which petition is not dismissed within thirty (30) days of its date;

            (iii) a writ of attachment or levy or other court order shall be entered which shall prevent the Stockholder from exercising his or her voting and other rights with respect to any of the Shares;
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            (iv) the Stockholder shall sell or transfer any Shares in violation of the terms of this Agreement; or

            (v) the Stockholder shall be subject to a divorce, separation proceeding or settlement agreement pursuant to which Shares are to be acquired by or transferred, directly or indirectly, to the spouse of the Stockholder.

       (c) The purchase price (the "Option Price") of any Shares for which the Company exercises its option under this Section 3 (the "Repurchased Shares") shall be (i) in the case of Shares other than Vested Shares, $_____ per Share (such price being subject to equitable adjustment for any stock split, stock dividend, combination of shares or the like and based upon Common Stock or Common Stock equivalents) and (ii) in the case of Vested Shares, the Fair Value (as defined in Section 5 below) of such Vested Shares on the date of the Company's written election to exercise its option to purchase such Shares.

       (d) If the Company desires to exercise its option to purchase, it shall do so by communicating in writing its election to purchase to the Stockholder, which communication shall state the number of Repurchased Shares and the aggregate Option Price and shall be delivered in person or mailed to the Stockholder at the address set forth in accordance with Section 12(a) below within the Repurchase Period. The sale of the Repurchased Shares shall be made at the offices of the Company on the 20th day following the later of
   (i) the date of the Company's written election to purchase or (ii) if applicable, the date the Fair Value of the Vested Shares is determined in accordance with Section 5 (or if such 20th day is not a business day, then on the next succeeding business day). Such sale shall be effected by the Stockholder's delivery to the Company of a certificate or certificates evidencing the Repurchased Shares, duly endorsed for transfer to the Company, against payment to the Stockholder by the Company of the Option Price for each Repurchased Share. At its option, the Company (or its assignee) may pay
   (x) the entire amount of the Option Price in cash at the closing or (y) an amount equal to at least 25% of the Option Price of the Shares at the closing, followed by three equal, successive annual installments of principal with interest accruing each month, and payable with each installment of principal, at the per annum rate of interest announced on the first day of each such month by BayBank as its Base Rate (or the successor thereto). The Company may prepay the outstanding balance of the purchase price of the Shares at any time without premium or penalty.

   4.  Company's Right of First Refusal.
       --------------------------------

       (a) Option of the Company.   Before any Vested Shares may be voluntarily
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   or involuntarily sold or transferred by the Stockholder, including transfer by operation of law and by pledgees or holders of other security interests desiring to exercise a power of sale, such Shares (the "Offered Shares") must first be offered for sale to the Company by the Stockholder by written notice to the Company (the

   "Seller's Notice") stating the name and address of the proposed transferee, the number of Offered Shares, the purchase price, if any, and the terms of the proposed transaction. The Company shall thereupon have the option, but not the obligation, to acquire some or all of the Offered Shares for a price per share (the "Purchase Price") equal to the lesser of the price per share set forth in the Seller's Notice and the Fair Value per share. Within 30 days (the "Option Period") after the giving of the Seller's Notice, the Company shall give written notice to the Stockholder stating the number of Offered Shares, if any, it elects to purchase and a date and time (the "Closing Date") for consummation of the purchase not fewer than 60 nor more than 90 days after the giving of the Seller's Notice. Failure by the Company to give such notice within such time period shall be deemed an election by the Company not to exercise such option. The Stockholder shall not vote in connection with the decision of the Company whether to exercise its option to purchase his or her Stock, provided that if his or her vote is required for valid corporate action he or she shall vote in accordance with the decision of the majority of the other stockholders.

       (b) Payment.  The Company may, at its option, pay the purchase price for
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   the Offered Shares either (i) in full on the Closing Date or (ii) on a deferred basis in the same manner and upon the same terms as set forth in
   Section 3(d) hereof.

       (c) Transfer to Third Parties.  If the Company has not elected to
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   purchase all of the Offered Shares by the end of the Option Period, the
   Stockholder may transfer any Offered Shares not to be purchased by the Company at any time during the 30-day period immediately following the termination of Option Period, but only upon the terms and to the transferee stated in the applicable Seller's Notice.

       (d) Further Restrictions.  Any attempted transfer in violation of the
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   terms of this Agreement shall be ineffective to vest any legal or beneficial interest in the Shares in any transferee and shall be null and void. Without limiting the foregoing, any purported transfer in violation hereof shall be ineffective as against the Company, and the Company shall have a continuing right and option (but not an obligation), until this Agreement terminates, to purchase the Shares purported to be transferred by or for the Stockholder for a price and on terms the same as those at which such Shares could have been purchased hereunder at the time of the transfer. Nevertheless, the Company may in any particular circumstances waive these restrictions on transfer.

       (e) S Corporation Status.  The Stockholder covenants and agrees that, if
           --------------------
   the Company shall have elected to be treated as an "S corporation" pursuant to Sections 1361 and 1362 of the Internal Revenue Code of 1986, as amended (the "Code"), notwithstanding any other provisions in this Agreement, he or she will not sell, or in any other way directly or indirectly transfer or assign any shares of Stock to any person who is prohibited under Section 1361 of the Code from being a shareholder in an "S corporation", or otherwise make any transfer which, in the opinion of
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   counsel to the Company, would result in termination of the Company's treatment as an "S corporation."

   5.  "Fair Value" per Vested Share means, as of the date of determination, the
       ------------
fair value of each Vested Share determined in good faith by the Board of Directors of the Company, except as otherwise determined pursuant to this
Section 5. If the Board of Directors of the Company agrees to the fair value of each Share within thirty (30) days of the date it commenced such determination, then the Company shall promptly notify the Stockholder of such determination.
In the event that (a) the Board of Directors cannot make or agree upon the fair value per share of Stock within thirty (30) days of the date it commenced such determination, or (b) the Stockholder objects in writing to the determination within ten (10) days of his receipt of notice of such determination pursuant to the preceding sentence, then the Fair Value per Share shall be determined by an independent appraiser selected by the Company and the Stockholder. Such independent appraiser shall be selected by the Company and the Stockholder within ten (10) days of the expiration of the thirty (30) day period pursuant to clause (a) of the preceding sentence or of the expiration of the ten (10) day period pursuant to clause (b) of the preceding sentence, as the case may be, and such appraiser shall determine the fair value of each share within twenty (20) days of such appointment. If the Company and the Stockholder are unable to reach an agreement as to the identity of an independent appraiser within this ten (10) day period, then the Company and the Stockholder shall each have an additional ten (10) days to appoint a separate independent appraiser. Each of the Company and the Stockholder will cause the appraiser appointed by such party to determine, independently, the Fair Value per Share, within twenty (20) days after the time of their respective appointment. If the lesser of the two appraised values so determined (the "Low Value") exceeds or is equal to ninety percent (90%) of the value of the greater of the two appraised values (the "High Value"), then the Fair Value per Share will be deemed to be equal to the average of the two appraisals. If the Low Value is less than ninety percent (90%) of the High Value, then the two appraisers will themselves appoint a third appraiser within ten (10) days after the two appraisals have been rendered.
Such third appraiser will have twenty (20) days from the date of his or her appointment in which to determine, independently, the Fair Value per Share of each share of Stock. The median of the three (3) appraised values shall be binding on all parties concerned as the Fair Value per Share. The expenses of the appraisals will be borne equally by the Company and the Stockholder.

   6.  Prohibition on Transfers of Shares to Competitors.  The Stockholder may
       -------------------------------------------------
not at any time transfer any Shares to any individual, corporation, partnership or other entity that engages in any business activity that is in competition, directly or indirectly, with the products or services being developed, manufactured or sold by the Company. The determination of whether any proposed transferee engages in any business activity that is in competition with those of the Company shall be made by the Board of Directors of the Company in good faith. This prohibition shall be applicable in addition to and separately from the provisions of Section 4 hereof.

   7.  Stock Transfer Record.  The Company shall not effect or record any
       ---------------------
transfer of Shares in its stock transfer records unless such transfer is in compliance with the provisions of this Agreement. If the Stockholder desires to make a transfer, he or she shall furnish to the Company such evidence of compliance with this Agreement as may be reasonably required by the Board of Directors of, or counsel for, the Company.

   8.  Term.  This Agreement shall terminate (a) immediately prior to the
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consummation of the first firm commitment underwritten public offering of equity securities of the Company pursuant to an effective registration statement on Form S-1 (or its then equivalent) under the Securities Act of 1933, as amended or (b) the tenth anniversary of the date of this Agreement, whichever occurs first.

   9.  Remedies of the Company.
       -----------------------

       (a) Failure to Deliver Shares to the Company.  If the Stockholder becomes
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   obligated to sell any Shares to the Company under this Agreement and fails to deliver such Shares in accordance with the terms of this Agreement, the Company, may, at its option, in addition to all other remedies it may have, send to the Stockholder the purchase price for such Shares as is herein specified. Thereupon, the Company, upon written notice to the Stockholder,
   (a) shall cancel on its books the certificate or certificates representing the Shares to be sold and (b) shall issue, in lieu thereof, in the name of the Company a new certificate or certificates representing such Shares, and thereupon all of the Stockholder's rights in and to such Shares shall terminate.

       (b) Failure to Transfer Shares to a Third Party.  In the event that any
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   person (a "Required Seller") shall be required hereunder to sell Shares to a third party and is unable to or does not deliver the certificate or certificates evidencing such Shares to the to the applicable purchaser hereunder, such purchaser may deposit the purchase price for such shares (by certified check, promissory note or both, as the case may be) with any bank doing business in the Commonwealth of Massachusetts, or with the Company's attorneys or certified public accountants, as escrow agent or trustee for such person, to be held by such bank, attorney or accountant until withdrawn by such person. Upon such deposit by the purchaser and upon notice of the creation of said escrow or trust to such Required Seller, such shares shall then be deemed hereby to have been sold, assigned, transferred and conveyed to such purchaser, the Required Seller shall have no further rights thereto or thereunder and the Company shall record such transfer in its stock transfer book.

       (c) Specific Enforcement.  The Stockholder expressly agrees that the
           --------------------
   Company will be irreparably damaged if this Agreement is not specifically enforced. Upon a breach or threatened breach of the terms, covenants and/or conditions of this Agreement by the Stockholder, the Company shall, in addition to all other remedies, be entitled to a temporary or permanent injunction, without showing any actual damage, and/or a decree for specific performance, in accordance with the provisions hereof.

   10. Legend.  Each certificate evidencing any of the Shares shall bear a
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legend substantially as follows:

       "The shares represented by this certificate are subject to restrictions on transfer and may not be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of except in accordance with and subject to all the terms and conditions of a Stock Restriction Agreement between the Company and the registered owner of these Shares, a copy of which the Company will furnish to the holder of this certificate upon request and without charge."

   11. Delivery of Stock and Documents.  Upon the closing of any purchase of
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Shares pursuant to this Agreement, the Stockholder shall deliver to the purchaser the certificate or certificates representing the Shares being sold, duly endorsed for transfer and bearing such documentary stamps, if any, as are necessary, and such assignments, certificates of authority, tax releases, consents to transfer, instruments and evidences of title of the Stockholder and of such Stockholder's compliance with this Agreement as may be reasonably required by the purchaser (or by counsel for the purchaser).

   12. General.
       -------

       (a) Notices.  Any and all notices, requests or other communications
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   hereunder shall be given in writing and delivered in person or sent by registered or certified mail, return receipt requested, postage prepaid; and such notices shall be addressed: (i) if to the Company, to the President of the Company at its principal office; and (ii) if to the Stockholder, to the address of the Stockholder as reflected in the records of the Company, unless notice of a change of address is furnished to all parties in the manner provided in this Section 12(a). Any notice which is required to be made within a stated period of time shall be considered timely if delivered or mailed as provided above before midnight of the last day of such period.

       (b) Severability.  The invalidity or unenforceability of any particular
           ------------
   provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted, provided that such construction shall not substantially impair the bargained-for rights of either party hereto.

       (c) Benefit and Burden; Assigns.  This Agreement shall inure to the
           ---------------------------
   benefit of, and shall be binding upon, the parties hereto and their legatees, distributees, estates, executors, administrators, personal representatives, successors and assigns, and other legal representatives. The Company may assign its rights under Sections 3 and 4 hereof, in whole or in part, to any person or persons designated by the Board of Directors of the Company.

       (d) Headings.  The headings, subheadings and other captions in this
           --------
   Agreement are for convenience and reference only and shall not be used in interpreting, construing or enforcing any of the provisions of this Agreement.

       (e) Existing Agreements.  This Agreement does not and shall not be
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   construed to limit or impair the right of the Company under any other agreement or understanding with the Stockholder.

       (f) Entire Agreement; Amendments; Conflicts.  This Agreement constitutes
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   the entire agreement of the parties with respect to the subject matter hereof and neither this Agreement nor any provision hereof may be waived, modified, amended or terminated except by a written agreement signed by the parties hereto. To the extent any term or other provision of any other indenture, agreement or instrument by which any party hereto is bound conflicts with this Agreement, this Agreement shall have precedence over such conflicting term or provision.

       (g) Governing Law.  This Agreement, and any claims relating to the
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   relationship of the parties contemplated herein, whether or not arising directly under this Agreement, shall be governed by the laws of the Commonwealth of Massachusetts without reference to its conflicts of laws provisions.

       (h) Waivers.  No waiver of any breach or default hereunder shall be
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   considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

       (i) Continuation of Employment.  Nothing in this Agreement shall create
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   an obligation on the Company to continue the Stockholder's employment with the Company.

       (j) Counterparts.  This Agreement may be executed in two or more
           ------------
   counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

   IN WITNESS WHEREOF, this Stock Restriction Agreement has been executed as of the date and year first above written.

                             COMPANY:

                             SEACHANGE TECHNOLOGY, INC.


                             By:
                                ---------------------------

                             Title:
                                   ------------------------

                             Address:  Damonmill Square
                                       Concord, MA 01742


                             STOCKHOLDER:


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                             Signature



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                             Address

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